Exhibit 99.1

Contact:

Audra Burke

(303) 218-5455

CARRIER ACCESS REPORTS SECOND QUARTER 2006 FINANCIAL RESULTS

Revenue Increases 32% to $24.9 Million

BOULDER, Colo.—(MARKET WIRE)—July 25, 2006—Carrier Access Corporation (NASDAQ: CACS), a manufacturer of broadband communications equipment, today reported second quarter 2006 revenue of $24.9 million, up approximately 32% from $18.9 million reported in the second quarter of 2005. Revenue for the six months ended June 30, 2006 was $46.8 million, up 39% from $33.6 million reported from the comparative six months ended June 30, 2005.

On a GAAP basis, net loss for the second quarter of 2006 was $(903,000), or $(0.03) per diluted share as compared with a GAAP net loss of $(1,449,000), or $(0.04) per diluted share for the second quarter of 2005. The GAAP net loss for the six months ended June 30, 2006 was $(839,000), or $(0.02) per diluted share, compared with a GAAP net loss of $(6,459,000) or $(0.19) per diluted share for the comparative six months ended June 30, 2005.

Non-GAAP net income in the second quarter of 2006 was $13,000, or $0.00 per diluted share, compared to a non-GAAP net loss of $(1,142,000) or $(0.03) per diluted share for the second quarter of 2005. Non-GAAP net income for the six months ended June 30, 2006 was $958,000 or $0.03 per diluted share, compared to a non-GAAP net loss of $(5,845,000) or $(0.17) per diluted share for the six months ended June 30, 2005. Non-GAAP financial measures exclude stock-based compensation expense and amortization of purchased intangibles, including any income tax effects.

GAAP net loss for the three and six months ended June 30, 2006 includes stock-based compensation expense related to the adoption of Statement of Financial Accounting Statement SFAS 123(R) of $609,000, or $0.02 per diluted share, and $1,183,000, or $0.03 per diluted share, respectively. GAAP net loss for the comparative three and six month periods ended June 30, 2005 did not include stock-based compensation expense. Including the pro-forma stock-based compensation expense previously disclosed in Carrier Access’ condensed consolidated financial statement footnotes, GAAP net loss for the three and six month periods ended June 30, 2005 would have been $(1,749,000) or $(0.05) per diluted share and $(7,688,000) or $(0.22) per diluted share, respectively.1

The reconciliation of the GAAP net income and per share amounts to the respective non-GAAP amounts for the three and six months ended June 30, 2006 and 2005 is set forth at the end of this press release.

“We are pleased with our second quarter 2006 financial results,” said Roger Koenig, Carrier Access’ president and chief executive officer. “We grew revenue by about 32% quarter over quarter, maintained a stable gross margin and were able to break even for the quarter on a Non-GAAP basis. We achieved these results even while increasing our development expenses by $3.3 million to $7.6 million quarter over quarter. In addition, we increased our cash, cash equivalents and investments in marketable securities by $2.2 million and were cash flow positive for the fifth consecutive quarter. We continue to believe that our major investments in research and development in 2006, to develop and accelerate development programs for next generation wireless and converged business access products worldwide, will favorably position us to supply the expansion of multimedia communication services.”

[1]	Pro-forma compensation expense under SFAS 123, among other computational differences, does not consider potential pre-vesting forfeitures. Because of these differences, the pro-forma stock compensation expense presented above for the prior three and six month periods ended June 30, 2005 under SFAS 123 and the stock compensation expense recognized during the current three and six month periods ended June 30, 2006 under SFAS 123(R) are not directly comparable. In accordance with the modified prospective transition method of SFAS 123(R), the prior comparative quarterly results have not been restated.

Carrier Access will hold a conference call today, July 25, 2006 at 4:30 p.m. ET to review second quarter results. The call is open to the public. Those who wish to participate should dial (703) 639-1224, domestically or internationally, at least fifteen minutes prior to the scheduled start time for the call and reference Carrier Access Second Quarter 2006 Earnings Call. The conference call will be available live via the Internet by accessing the Carrier Access web site at http://www.carrieraccess.com under the Investor Relations section. An online replay of the conference call, as well as the text of the Company’s earnings release, will also be available on the Investor Relations site at http://www.carrieraccess.com.

About Carrier Access Corporation

Carrier Access (www.carrieraccess.com) designs and manufactures carrier class equipment that allows service providers and their business customers to evolve their networks gracefully to IP, resulting in increased network capacities, lower costs, and accelerated service revenues. Carrier Access is the leading provider of radio access network technology in North America, with tens of thousands of cell site nodes deployed, and is also a leading provider of VoIP solutions that converge voice and data access over IP network connections. To date, Carrier Access has delivered more than 285,000 communications systems in 36 countries, supporting 8.6 million voice and data lines.

This press release contains forward-looking statements, within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, concerning the effect of our investment in research and development, our growth prospects in wireless and converged access and sales of our products. These statements are subject to risks and uncertainties, including potential discrepancies between management’s current estimates and the final operating results for 2006. Our results of operations for the three and six months ended June 30, 2006 are unaudited and subject to change. We caution that actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including, but not limited to, continuing uncertainty regarding general economic conditions, changes in capital spending by carriers and telecommunications companies, market acceptance of our products, dependence on a single customer and other problems with or at our customers, distributors, OEM’s and/or suppliers, growth rates within our industry, the financial stability of our customers, the introduction of new competition and technologies, and other risks and uncertainties including those factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, Quarterly Report on Form 10-Q for the three months ended March 31, 2006 and other documents periodically filed with the Securities and Exchange Commission. We do not undertake any obligation to revise or update any forward-looking statements, whether as a result of new information, future events, or otherwise.

CARRIER ACCESS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands, except per share data)

	June 30, 2006	December 31, 2005
Assets
Current Assets
Cash and cash equivalents	$62,499	$55,279
Investments in marketable securities	51,581	53,165
Accounts receivable, net of allowance for doubtful accounts of $260 and $860 at June 30, 2006 and December 31, 2005, respectively	15,064	10,922
Income tax receivable	56	56
Deferred income taxes	239	239
Inventory, net	22,220	24,506
Prepaid expenses and other current assets	3,130	2,720

Total current assets	154,789	146,887
Property and equipment, net	10,492	11,002
Goodwill	7,588	7,588
Intangible assets, net	4,645	5,268

Total Assets	$177,514	$170,745

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$13,542	$8,516
Accrued payroll and related liabilities	3,906	3,422
Other accrued liabilities	1,425	1,021
Deferred revenue	147	422

Total current liabilities	19,020	13,381

Deferred income taxes	239	239

Total Liabilities	19,259	13,620

Stockholders’ Equity
Preferred stock, $0.001 par value, 5,000 shares authorized and no shares issued or outstanding at June 30, 2006 and December 31, 2005
Common stock, $0.001 par value, 60,000 shares authorized, 34,043 shares issued and outstanding at June 30, 2006, and 33,783 shares issued and outstanding at December 31, 2005	34	34
Additional paid-in capital	185,919	183,995
Accumulated deficit	(27,383)	(26,542)
Cumulative other comprehensive loss	(315)	(362)

Total Stockholders’ Equity	158,255	157,125

Total Liabilities and Stockholders’ Equity	$177,514	$170,745

CARRIER ACCESS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenue, net of allowances for sales returns	$24,871	$18,925	$46,814	$33,621
Cost of sales	13,057	11,281	24,525	20,871

Gross Profit	11,814	7,644	22,289	12,750

Operating Expenses
Research and development	7,598	4,257	12,597	9,056
Sales and marketing	3,567	3,208	6,936	6,532
General and administrative	2,557	2,035	5,442	3,718
Bad debt expense (recoveries)	(45)	58	(98)	386
Restructuring charges	—	—	—	369
Intangible asset amortization	307	307	614	614

Total Operating Expenses	13,984	9,865	25,491	20,675

Loss from Operations	(2,170)	(2,221)	(3,202)	(7,925)
Interest income	1,259	772	2,355	1,466

Loss before Income Taxes	(911)	(1,449)	(847)	(6,459)

Provision for income taxes (benefit)	(8)	—	(8)	—

Net Loss	$(903)	$(1,449)	$(839)	$(6,459)

Loss per share
Basic and diluted	$(0.03)	$(0.04)	$(0.02)	$(0.19)

Weighted average common shares
Basic and diluted	33,918	34,663	33,873	34,592

CARRIER ACCESS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Six Months Ended June 30,
	2006	2005
Cash Flows from Operating Activities
Net loss	$(839)	$(6,459)
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Depreciation and amortization expense	1,758	2,045
Provisions for (recoveries of) doubtful accounts	(98)	386
Stock-based compensation	1,183	47
Changes in operating assets and liabilities:
Accounts receivable	(4,006)	(3,147)
Income tax receivable	—	94
Inventory	2,285	315
Prepaid expenses and other	(616)	1,490
Accounts payable and accrued expenses	5,811	(1,042)

Net cash provided (used) by operating activities	5,478	(6,271)

Cash Flows from Investing Activities
Purchase of equipment and real property	(625)	(1,119)
Purchase of marketable securities	(21,086)	(29,488)
Sales of marketable securities available for sale	22,712	34,729

Net cash provided by investing activities	1,001	4,122

Cash Flows from Financing Activities
Proceeds from exercise of stock options	741	484

Net cash provided by financing activities	741	484

Net Increase (Decrease) in Cash and Cash Equivalents	7,220	(1,665)
Cash and cash equivalents at beginning of the period	55,279	46,753

Cash and cash equivalents at end of the period	$62,499	$45,088

Reconciliations to the Nearest Non-GAAP Measure

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
US GAAP: Net Loss Reported	$(903)	$(1,449)	$(839)	$(6,459)
Add: Stock-based compensation expense	609	—	1,183	—
Amortization of purchased intangibles	307	307	614	614

NON-GAAP Net Income (Loss)	$13	$(1,142)	$958	$(5,845)

US GAAP: Net Loss reported per share – basic and diluted	$(0.03)	$(0.04)	$(0.02)	$(0.19)

NON-GAAP: Net Income (Loss) per share – basic and diluted	$0.00	$(0.03)	$0.03	$(0.17)

Use of Non-GAAP Financial Information

To supplement our condensed consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States (GAAP), we provide investors with certain non-GAAP financial measures, including non-GAAP net income (loss) and non-GAAP diluted net income (loss) per share. The presentation of these non-GAAP financial measures is not meant to be considered in isolation or as a substitute for net income (loss) or diluted net income (loss) per share prepared in accordance with GAAP. We believe that these non-GAAP measures are used by and are useful to investors and other users of our financial statements in evaluating our operating results and comparative trends, as well as to facilitate comparisons with our historical operating results. The non-GAAP results are an indicator of our baseline performance before gains, losses or other charges that are considered by management to be outside of our core operating results and are excluded by management for purposes of evaluating performance against internal budgets and in making operational decisions. In addition, these non-GAAP results are among the primary indicators management uses as a basis for our planning and forecasting of future periods.

There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results. Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables above.

Pro-forma compensation expense under SFAS 123, among other computational differences, does not consider potential pre-vesting forfeitures. Because of these differences, the pro-forma stock compensation expense presented above for the prior three and six month periods ended June 30, 2005 under SFAS 123 and the stock compensation expense recognized during the current three and six month periods ended June 30, 2006 under SFAS 123(R) are not directly comparable. In accordance with the modified prospective transition method of SFAS 123(R), the prior comparative quarterly results have not been restated.